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                                                                     Exhibit 4.7

                    SHARE TRANSFER AND RESTRICTION AGREEMENT

                  Share Transfer and Restriction Agreement (this "AGREEMENT"), dated as of October 6, 2000, by and among Athersys, Inc., a Delaware corporation (the "COMPANY"), Biotech 3 Investment L.L.C., a Delaware limited liability company ("BIOTECH"), Mark N. Lampert ("LAMPERT") and Michael Sacks ("SACKS").

                                    RECITALS:

                  WHEREAS, the Company and Biotech are parties to that certain Amended and Restated Stockholders' Agreement, dated as of April 28, 2000, as it may be amended from time to time (the "STOCKHOLDERS' AGREEMENT"), by and among the Company, Biotech and certain other holders (collectively, the "HOLDERS") of capital stock of the Company;

                  WHEREAS, Biotech desires to sell, and Van Wagoner Funds and its affiliates ("VAN WAGONER") desires to purchase shares of the Company's capital stock pursuant to the terms and conditions set forth in that certain Stock Purchase Agreement, dated as of October 6, 2000 (the "BIOTECH AGREEMENT"), by and between Biotech and Van Wagoner;

                  WHEREAS, Company currently intends to file a registration statement on Form S-1 with the Securities and Exchange Commission;

                  WHEREAS, in furtherance of the transactions contemplated by the Biotech Agreement, the Company has agreed to amend the Stockholders' Agreement, subject to necessary approval of the parties thereto; and

                  WHEREAS, Biotech, Lampert and Sacks have agreed to enter into this Agreement in consideration for the Company agreeing to amend the Stockholders' Agreement in order to permit the transactions contemplated by the Biotech Agreement to be consummated without first giving the notice required by
Section 3 of the Stockholders' Agreement and use its reasonable best efforts to obtain the requisite consent of the Holders to such amendment.

                                   AGREEMENTS:

                  NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                  SECTION 1. LOCKUP AGREEMENT RELATING TO INITIAL PUBLIC OFFERING. The Company represents and warrants that the IPO Lockup Agreement (as defined below) is identical to the lockup agreements that have been or will be executed by all directors, officers and those persons and entities that, as of the date of this Agreement, hold more than one percent of the outstanding shares of Common Stock (as defined below) on a fully diluted basis (collectively, "RESTRICTED PARTIES"). Each of Biotech, Lampert and Sacks, severally and not jointly, hereby represents and warrants to the Company that he or it (i) has duly executed a lockup agreement in the form attached hereto as ANNEX A (the "IPO LOCKUP AGREEMENT") in connection with the


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initial Public Offering (as defined in Section 6) (the "IPO") of the Company's
Common Stock, par value $.01 per share (the "COMMON Stock"), (ii) has delivered his or its executed IPO Lockup Agreement to Pillsbury Madison & Sutro LLP, as escrow agent ("PMS"), and (iii) has irrevocably instructed PMS to hold the executed IPO Lockup Agreement in escrow until such time as the conditions set forth in Section 11.1 of the Biotech Agreement have been satisfied (the "RELEASE EVENT"), and to immediately deliver by telecopy his or its executed IPO Lockup Agreement to Credit Suisse First Boston Corporation, as representative of the several underwriters for the IPO ("CSFB"), 11 Madison Avenue, New York, New York 10010-3629, Attention: Vassili Mechtcheriakov, Telecopy No. (212) 325-8000, upon receipt by PMS of a written notice from the Company that the Release Event has occurred.

                  SECTION 2. ADDITIONAL RESTRICTIONS RELATING TO INITIAL PUBLIC OFFERING. (a) Except as expressly provided by or contemplated under the Biotech Agreement, from the date of this Agreement until the close of business on the 180th day after the date set forth on the final prospectus used to sell shares of Common Stock in the IPO, so long as such date is on or before March 31, 2001 (the "PUBLIC OFFERING DATE"), none of Biotech, Lampert or Sacks may offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities (as defined in the IPO Lockup Agreement), or enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, to any person or entity, including without limitation any member of Biotech or any other affiliate of any of Biotech, Lampert or Sacks, whether any such aforementioned transaction is to be settled by delivery of the Securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge, or other arrangement, without, in each case, the prior written consent of CSFB. The transactions described in this Section 2(a) are collectively referred to herein as "TRANSFERS."

                  (b) Since the respective dates of acquisition of their shares of capital stock of the Company, none of Biotech, Lampert or Sacks have Transferred any shares of capital stock, other than Biotech's Transfer of options to purchase shares of the Company's convertible preferred stock to Ohio Innovation Fund I, L.P. in June 1998.

                  SECTION 3. RESTRICTIONS ON PUBLIC SALES AND DISTRIBUTIONS FOLLOWING THE INITIAL PUBLIC OFFERING. From the close of business on the 180th day following the Public Offering Date until the close of business on the 360th day following the Public Offering Date, none of Biotech, Lampert, Sacks or any of their Permitted Transferees (as defined in Section 4) shall, individually or collectively, effect any Transfer of shares of Common Stock in an amount that exceeds, in the aggregate, the lesser of (i) 1.2 million shares of Common Stock (as adjusted for any stock split, subdivision, split-up, combination or reclassification of the Common Stock, or any stock dividend payable in shares of Common Stock), and (ii) a number of shares of Common Stock yielding gross proceeds of $30.0 million in the aggregate, in either case other than a Transfer expressly contemplated by Section 4, the Biotech Agreement or a sale pursuant to Sections 2 or 3 of the Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, as it may be further amended from time to time (the "REGISTRATION RIGHTS AGREEMENT"), between the Company, Biotech, and certain other holders of the capital stock of the Company. If any shares of Common Stock are Transferred to a member of Biotech (or by a member of Biotech to an


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investor in such a member) pursuant to this Section 3, as a condition of such
Transfer, the transferee shall be required to execute a joinder agreement and to become a party to and subject to the provisions of this Agreement.

                  SECTION 4. RESTRICTIONS ON OTHER TRANSFERS FOLLOWING THE INITIAL PUBLIC OFFERING. From the 181st day following the Public Offering Date until the 360th day following the Public Offering Date, any of Biotech, Lampert, Sacks or their respective Permitted Transferees (as defined below) may Transfer shares of Common Stock to any person or entity that is a member of Biotech (or, in the case of a Transfer by a Permitted Transferee, a member of Biotech or an investor in such a member), so long as upon any such Transfer of shares of Common Stock, as a condition to such Transfer, the transferee shall be required to execute a joinder agreement to become a party to and subject to the provisions of this Agreement (such transferees, "PERMITTED TRANSFEREES").

                  SECTION 5. EFFECT; COOPERATION. Any Transfer of shares of Common Stock that is not made strictly in accordance with Section 3 or Section 4 shall be null and void, and neither the Company nor its transfer agent, if any, will recognize any such Transfer or the purported transferee as a holder of shares of Common Stock. The Company shall reasonably cooperate with Biotech, Lampert, Sacks and their respective Permitted Transferees to facilitate any Transfer of shares of Common Stock held by any of Biotech, Lampert, Sacks or their respective Permitted Transferees that is in accordance with the provisions of the Stockholders' Agreement and this Agreement, including, without limitation, facilitating sales and other dispositions under Rule 144 promulgated under the Securities Act or otherwise.

                  SECTION 6. EXECUTION OF LOCKUP AGREEMENTS. Until the close of business, New York City time, on December 31, 2001, in connection with any underwritten public offering (a "PUBLIC OFFERING") of the Common Stock, each of Biotech, Lampert, Sacks and their respective Permitted Transferees shall execute the form of "lockup" agreement ("LOCKUP AGREEMENT") for a period not to exceed 180 days after the effective date of the Public Offering that the managing underwriter(s) for the Public Offering requires the Restricted Parties to execute, and shall deliver the executed Lockup Agreement to the Company and/or the managing underwriter(s) on or before the date that all other Restricted Parties are requested to deliver Lockup Agreements to the Company and/or the managing underwriter(s), PROVIDED, that all other Restricted Parties enter into the same form of Lockup Agreement with respect to such Public Offering, and PROVIDED, FURTHER, that the Company and the managing underwriter(s) for the Public Offering shall agree not to release any other Restricted Party from the Lockup Agreement prior to the release of Biotech, Lampert, Sacks, and their Permitted Transferees and PROVIDED, FURTHER, that this Section 6 shall not require any of Biotech, Lampert, Sacks or any of their Permitted Transferees to execute and deliver Lockup Agreements in connection with more than two Public Offerings. A Lockup Agreement will not constitute one of the two Lockup Agreements required to be executed pursuant to this Section 6 until the Public Offering to which it relates has closed.

                  SECTION 7. RESCISSION OF EXERCISE OF PIGGYBACK REGISTRATION RIGHTS. Effective upon the Release Event, Biotech rescinds in all respects its letter to the Company dated September 29, 2000 (the "EXERCISE NOTICE"), pursuant to which Biotech gave notice of its intention to exercise its piggyback registration rights pursuant to the applicable provisions of the


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Registration Rights Agreement, and agrees that upon the Release Event the
Exercise Notice shall be null and void and of no further force or effect.

                  SECTION 8. REFERENCE ON CERTIFICATES. Upon consummation of the transactions contemplated by the Biotech Agreement, in addition to any other legends required by the Stockholders' Agreement or the Registration Rights Agreement, each certificate representing shares of capital stock of the Company now or hereafter held by any of Biotech, Lampert, Sacks or any of their respective Permitted Transferees shall contain a legend in substantially the following form:

                  THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A SHARE TRANSFER AND RESTRICTION AGREEMENT, DATED AS OF OCTOBER 6, 2000, AS IT MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG ATHERSYS, INC. AND CERTAIN HOLDERS OF ITS SECURITIES, A COPY OF WHICH AGREEMENT WILL BE MAILED TO THE HOLDER HEREOF WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT BY ATHERSYS, INC. OF WRITTEN REQUEST THEREFOR.

                  SECTION 9. TERMINATION. This Agreement shall terminate and be null and void and of no further force and effect if the Biotech Agreement is terminated without the Closing (as defined in the Biotech Agreement) having occurred, or if the parties to this Agreement mutually agree that the Release Event cannot reasonably be expected to occur, which agreement shall not be unreasonably withheld.

                  SECTION 10. MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together shall constitute one and the same Agreement.

                  SECTION 11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to its conflict of law principles.

                  SECTION 12. SEVERABILITY. If any section, paragraph, subparagraph or provision of this Agreement is found for any reason whatsoever to be invalid or inoperative, that section, paragraph, subparagraph or provision will be deemed severable and will not affect the force and validity of any other provision of this Agreement. If any section, paragraph, subparagraph or provision of this Agreement is determined by a court to be invalid or inoperative, the parties agree and it is their desire that such court substitute a reasonable judicially enforceable provision in place of the invalid or inoperative provision and that as so modified the provision will be as fully enforceable as if set forth in this Agreement by the parties themselves in the modified form.

                  SECTION 13. HEADINGS; REFERENCES. The headings and subheadings in this Agreement are for convenience of reference only and are not part of this Agreement and will not be used in construing it. References to Sections and Annexes in this Agreement are references to Sections of and Annexes to this Agreement unless the context clearly requires otherwise.

                  SECTION 14. REMEDIES. Any person or entity having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused


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by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

                  SECTION 15. ATTORNEYS' FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party is entitled as determined by such court, equity or arbitration proceeding.

                  SECTION 16. ENTIRE AGREEMENT; CONFLICTS. This Agreement, the Stockholders' Agreement and the Registration Rights Agreement together constitute the entire agreement of the parties and there are no other agreements, written or oral, between the parties related to the subject matter of this Agreement. In the event of a conflict between the provisions of this Agreement and the Stockholders' Agreement, the terms of this Agreement shall prevail. Nothing herein is intended to modify or amend the Registration Rights Agreement.

                         [Signatures on following page]


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         IN WITNESS WHEREOF, the parties have executed this Share Transfer and
Restriction Agreement as of the date first above written.

                                 ATHERSYS, INC.

                                 By:  /s/ Gil Van Bokkelen
                                      ---------------------------------
                                      Gil Van Bokkelen
                                      President and Chief Executive Officer


                                 BIOTECH 3 INVESTMENT L.L.C.
                                 By:  BVF Partners L.P., its Manager
                                 By:  BVF Inc., its general partner


                                 By:  /s/ Mark N. Lampert
                                      ---------------------------------
                                      Mark N. Lampert
                                      President

                                 /s/ Mark N. Lampert
                                 --------------------------------------
                                 Mark N. Lampert

                                 /s/ Michael Sacks
                                 --------------------------------------
                                 Michael Sacks